EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings Increase

CORYDON, Ind., April 27, 2018 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.1 million or $0.64 per diluted share for the quarter ended March 31, 2018, compared to $1.6 million or $0.46 per diluted share for the quarter ended March 31, 2017.  The increase in net income is primarily due an increase in net interest income after provision for loan losses and a decrease in income tax expense.

Net interest income after provision for loan losses increased $452,000 for the quarter ended March 31, 2018 as compared to the same prior year period.  Interest income increased $421,000 when comparing the periods due to increases in the average tax-equivalent yield on interest-earning assets from 3.70% for the first quarter of 2017 to 3.87% for the first quarter of 2018 and in the average balance of interest-earning assets from $704.4 million for the first quarter of 2017 to $710.9 million for the first quarter of 2018.  The average tax-equivalent yield increased when comparing the two periods despite being negatively impacted by the Tax Cuts and Jobs Act (“TCJA”) signed into law on December 22, 2017 as the yield would have been 3.93% for 2018 using the 34% federal corporate tax rate in effect for 2017 as opposed to the 21% rate in effect for 2018.  Interest expense decreased $17,000 when comparing the periods primarily due to a decrease in the average balance of interest-bearing liabilities from $546.7 million for the first quarter of 2017 to $540.8 million for the first quarter of 2018.  The average cost of interest-bearing liabilities decreased from 0.26% to 0.25% when comparing the same two periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.44% for the quarter ended March 31, 2017 to 3.62% for the same period in 2018.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses decreased from $211,000 for the quarter ended March 31, 2017 to $197,000 for the quarter ended March 31, 2018.  The Bank recognized net charge-offs of $200,000 for the quarter ended March 31, 2018 compared to $179,000 for the same period in 2017.

Noninterest income increased $73,000 for the quarter ended March 31, 2018 as compared to the same period in 2017.  Service charges on deposit accounts increased $108,000 when comparing the two periods.  This was partially offset by a $26,000 decrease in commission and fee income.

Noninterest expense increased $99,000 for the quarter ended March 31, 2018 as compared to the same period in 2017, due primarily to increases in compensation and benefits expense of $174,000 and data processing expense of $96,000 partially offset by a decrease in net losses on foreclosed real estate of $190,000.

Income tax expense decreased $154,000 for the first quarter of 2018 as compared to the first quarter of 2017 primarily due to the TCJA and the Bank’s investment in a tax credit entity during the quarter ended March 31, 2018.   As a result of the TCJA, anticipated tax credits from the tax credit entity and an increase in nontaxable income, the effective tax rate for the quarter ended March 31, 2018 was 14.5% as compared to 24.9% for the same period in 2017.

Total assets increased $8.3 million to $767.3 million at March 31, 2018 from $759.0 million at December 31, 2017.  Cash and cash equivalents increased $13.6 million from December 31, 2017 to March 31, 2018 while investment securities and net loans receivable decreased $6.3 million and $2.3 million, respectively.  Deposits increased $17.0 million to $681.6 million at March 31, 2018 due primarily to increases in savings accounts and both noninterest-bearing and interest-bearing demand deposits.  The Bank had no borrowed funds at March 31, 2018 as the $10.0 million in outstanding advances from the Federal Home Loan Bank as of December 31, 2017 were paid off.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $7.7 million at December 31, 2017 and March 31, 2018.

At March 31, 2018, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2018	2017
(Dollars in thousands, except per share data)

Total interest income	$6,764	$6,343
Total interest expense	342	359
Net interest income	6,422	5,984
Provision for loan losses	197	211
Net interest income after provision for loan losses	6,225	5,773

Total non-interest income	1,526	1,453
Total non-interest expense	5,254	5,155
Income before income taxes	2,497	2,071
Income tax expense	361	515
Net income	2,136	1,556
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$2,133	$1,553

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.64	$0.46

Diluted	$0.64	$0.46

Weighted average common shares outstanding:
Basic	3,326,464	3,342,052

Diluted	3,332,135	3,347,122

OTHER FINANCIAL DATA

Cash dividends per share	$0.23	$0.21
Return on average assets (annualized)	1.12%	0.83%
Return on average equity (annualized)	10.70%	8.13%
Net interest margin	3.68%	3.50%
Interest rate spread	3.62%	3.44%
Net overhead expense as a percentage
of average assets (annualized)	2.76%	2.75%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2018	2017
(Dollars in thousands)

Cash and cash equivalents	$39,485	$25,915
Interest-bearing time deposits	8,019	9,258
Investment securities	264,843	271,173
Gross loans	410,910	413,252
Allowance for loan losses	3,631	3,634
Earning assets	708,448	701,095
Total assets	767,324	758,956
Deposits	681,571	664,562
Advances from Federal Home Loan Bank	-	10,000
Stockholders' equity, net of noncontrolling interest	79,331	80,938
Non-performing assets:
Nonaccrual loans	2,675	2,536
Accruing loans past due 90 days	179	291
Foreclosed real estate	3,809	3,971
Troubled debt restructurings on accrual status	997	858
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.66%	9.67%
Tier 1 - risk based assets	13.84%	13.80%
Total risk-based	14.53%	14.49%